Exhibit 99.9

CONSENT OF TONY C. LUH

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Tony C. Luh, hereby consent to the references to my name in the Registration Statement on Form F-1 and any amendment, supplement or exhibit thereto (the “Registration Statement”) of Wowo Limited (the “Company”) filed and to be filed in connection with the Company’s initial public offering of its American depositary shares, representing the Company’s ordinary shares (the “IPO”), as a person who is about to become a director on the Company’s board of directors following the completion of its IPO.

By:	Tony C. Luh
Name:	Tony C. Luh
Date:	February 16, 2015